For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	April 21, 2025
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2025 FIRST QUARTER RESULTS,
NEW SHARE REPURCHASE PLAN AND DECLARES A QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the first quarter of 2025. For the quarter, the Company reported net income of $11.0 million, or $1.37 per diluted common share (“diluted EPS”), up $1.3 million from $9.7 million, or $1.21 diluted EPS, for the fourth quarter of 2024.

“The financial results for the first quarter of 2025 reflects a strong start for the year,” said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “We saw solid loan and deposit growth during the quarter and net interest margin expansion. I am extremely proud of our team for making this possible and believe we are well positioned to assist our customers with opportunities that lie ahead.”

First Quarter 2025 Highlights

~~•~~Loans totaled $2.7 billion at March 31, 2025, up $29.1 million, or 1.1%, (an increase of 4% on an annualized basis) from December 31, 2024.

•Deposits totaled $2.8 billion at March 31, 2025, up $46.5 million, or 1.7% (7% on an annualized basis), from December 31, 2024.

~~•~~Net interest income in the first quarter of 2024 totaled $31.7 million, up $163,000, or 1% from the prior quarter.

•The net interest margin ("NIM") was 3.91% in the first quarter of 2025 compared to 3.82% in the fourth quarter of 2024.

•Nonperforming assets totaled $21.5 million, or 0.62% of total assets, at March 31, 2025 compared to $15.6 million, or 0.45% of total assets, at December 31, 2024. This increase in nonperforming assets is primarily due to two loan relationships, which were classified as substandard in 2024 and moved to nonaccrual status in the first quarter of 2025.

•The Company recorded a $394,000 provision to the allowance for loan losses in the first quarter of 2025, compared to a $873,000 provision in the fourth quarter of 2024.

Loans

Loans totaled $2.7 billion at March 31, 2025, up $29.1 million, or 1.1%, from December 31, 2024. The following table summarizes the changes in the Company’s loan portfolio, net of unearned income, from December 31, 2024 through March 31, 2025.

(dollars in thousands)	3/31/2025	12/31/2024	Increase (Decrease)
Real estate loans:
One- to four-family first mortgage	$504,356	$501,225	$3,131	1%
Home equity loans and lines	77,417	79,097	(1,680)	(2)
Commercial real estate	1,193,364	1,158,781	34,583	3
Construction and land	346,987	352,263	(5,276)	(1)
Multi-family residential	183,792	178,568	5,224	3
Total real estate loans	2,305,916	2,269,934	35,982	2
Other loans:
Commercial and industrial	411,363	418,627	(7,264)	(2)
Consumer	29,998	29,624	374	1
Total other loans	441,361	448,251	(6,890)	(2)
Total loans	$2,747,277	$2,718,185	$29,092	1%

The average loan yield was 6.43% for the first quarter of 2025, which was unchanged from the fourth quarter of 2024. The flat loan yield was impacted by a few factors for the first quarter of 2025. Approximately 41% of the loan portfolio is adjustable, therefore the Federal Reserve rate cuts in mid-December 2024 impacted the full quarter in 2025. The net loan yield was lower by approximately 2 bps, or $155,000, for the quarter due to two loan relationships transferring to nonaccrual during the first quarter of 2025. In addition, yields on loans were impacted by higher rates on new loans and loans paying off at lower rates. We experienced growth in commercial real estate loans for the current quarter across our Houston and Northshore markets and in multi-family residential loans across our New Orleans and Northshore markets.

Credit Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”) totaled $21.5 million, or 0.62% of total assets, at March 31, 2025, up $5.9 million, or 38%, from $15.6 million, or 0.45% of total assets, at December 31, 2024. The increase in NPAs during the first quarter of 2025 was primarily due to two loan relationships totaling $5.6 million, which were put on nonaccrual during the quarter. During the first quarter of 2025, the Company recorded net loan charge-offs of $32,000, compared to net loan charge-offs of $235,000 during the fourth quarter of 2024.

The Company provisioned $394,000 to the allowance for loan losses in the first quarter of 2025. At March 31, 2025, the allowance for loan losses totaled $33.3 million, or 1.21% of total loans, compared to $32.9 million, or 1.21% of total loans, at December 31, 2024. Provisions to the allowance for loan losses are based upon, among other factors, our estimation of current expected losses in our loan portfolio, which we evaluate on a quarterly basis. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, borrower specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following tables present the Company’s loan portfolio by credit quality classification as of March 31, 2025 and December 31, 2024.

	March 31, 2025
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$496,694	$820	$6,842	$504,356
Home equity loans and lines	77,045	—	372	77,417
Commercial real estate	1,174,920	—	18,444	1,193,364
Construction and land	341,273	—	5,714	346,987
Multi-family residential	182,536	—	1,256	183,792
Commercial and industrial	407,742	—	3,621	411,363
Consumer	29,838	—	160	29,998
Total	$2,710,048	$820	$36,409	$2,747,277

	December 31, 2024
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$493,368	$823	$7,034	$501,225
Home equity loans and lines	78,818	—	279	79,097
Commercial real estate	1,140,240	—	18,541	1,158,781
Construction and land	347,039	—	5,224	352,263
Multi-family residential	177,638	—	930	178,568
Commercial and industrial	414,872	—	3,755	418,627
Consumer	29,597	—	27	29,624
Total	$2,681,572	$823	$35,790	$2,718,185

Investment Securities

The Company's investment securities portfolio totaled $401.6 million at March 31, 2025, a decrease of $2.2 million, or 1%, from December 31, 2024. At March 31, 2025, the Company had a net unrealized loss position on its investment securities of $34.0 million, compared to a net unrealized loss of $41.0 million at December 31, 2024. The Company’s investment securities portfolio had an effective duration of 3.7 years and 3.9 years at March 31, 2025 and December 31, 2024, respectively. During the first quarter of 2025, the Company made securities purchases of $2.9 million, compared to $5.6 million during the fourth quarter of 2024.

The following table summarizes the composition of the Company's investment securities portfolio at March 31, 2025.

(dollars in thousands)	Amortized Cost	Fair Value
Available for sale:
U.S. agency mortgage-backed	$287,468	$263,130
Collateralized mortgage obligations	71,880	70,008
Municipal bonds	53,349	46,589
U.S. government agency	16,871	16,199
Corporate bonds	4,985	4,627
Total available for sale	$434,553	$400,553
Held to maturity:
Municipal bonds	$1,065	$1,066
Total held to maturity	$1,065	$1,066

Approximately 35% of the investment securities portfolio was pledged as of March 31, 2025 to secure public deposits. The Company had $142.0 million and $134.9 million of securities pledged to secure public deposits at March 31, 2025 and December 31, 2024, respectively.

Deposits

Total deposits were $2.8 billion at March 31, 2025, up $46.5 million, or 2%, from December 31, 2024. Non-maturity deposits increased $26.2 million, or 1%, during the first quarter of 2025 to $2.1 billion. The following table summarizes the changes in the Company’s deposits from December 31, 2024 to March 31, 2025.

(dollars in thousands)	3/31/2025	12/31/2024	Increase (Decrease)
Demand deposits	$754,955	$733,073	$21,882	3%
Savings	212,053	210,977	1,076	1
Money market	464,659	457,483	7,176	2
NOW	641,287	645,246	(3,959)	(1)
Certificates of deposit	754,253	733,917	20,336	3
Total deposits	$2,827,207	$2,780,696	$46,511	2%

The average rate on interest-bearing deposits decreased 15 basis points from 2.66% for the fourth quarter of 2024 to 2.51% for the first quarter of 2025. At March 31, 2025, certificates of deposit maturing within the next 12 months totaled $708.2 million.

We obtain most of our deposits from individuals, small businesses and public funds in our market areas. The following table presents our deposits per customer type for the periods indicated.

	March 31, 2025	December 31, 2024
Individuals	53%	53%
Small businesses	36	37
Public funds	8	7
Broker	3	3
Total	100%	100%

The total amounts of our uninsured deposits (deposits in excess of $250,000, as calculated in accordance with FDIC regulations) were $844.2 million at March 31, 2025 and $813.6 million at December 31, 2024. Public funds in excess of the FDIC insurance limits are fully collateralized.

Net Interest Income

The net interest margin ("NIM") increased 9 basis points from 3.82% for the fourth quarter of 2024 to 3.91% for the first quarter of 2025 primarily due to a decline in the funding cost for average interest-bearing liabilities and an increase in average interest-earnings assets.

The average cost of interest-bearing deposits decreased by 15 basis points in the first quarter of 2025 compared to the fourth quarter of 2024. The decrease in deposit costs primarily reflects the decline in certificate of deposit rates as they matured and renewed into current rates.

Average other interest-earning assets were $55.9 million for the first quarter of 2025, down $41.6 million, or 43%, from the fourth quarter of 2024, primarily due to a decrease in the average balance of cash and cash equivalents.

Average other borrowings were $5.5 million for the first quarter of 2025, down $102.2 million, or 95%, from the fourth quarter of 2024 and replaced with short-term FHLB advances. Average FHLB advances were $180.7 million for the first quarter of 2025, an increase of $127.7 million, or 241%, from the fourth quarter of 2024.

Loan accretion income from acquired loans totaled $356,000 for the first quarter of 2025, down $65,000, or 15%, from the fourth quarter of 2024.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	Quarter Ended
	3/31/2025			12/31/2024
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$2,745,212	$44,032	6.43%	$2,686,188	$43,978	6.43%
Investment securities (TE)	439,556	2,664	2.44	449,216	2,703	2.42
Other interest-earning assets	55,851	505	3.67	97,492	1,123	4.58
Total interest-earning assets	$3,240,619	$47,201	5.84%	$3,232,896	$47,804	5.82%
Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,306,602	$5,401	1.68%	$1,311,815	$5,721	1.73%
Certificates of deposit	732,079	7,221	4.00	723,764	7,885	4.33
Total interest-bearing deposits	2,038,681	12,622	2.51	2,035,579	13,606	2.66
Other borrowings	5,539	53	3.89	107,767	1,279	4.72
Subordinated debt	54,485	845	6.20	54,427	848	6.23
FHLB advances	180,658	1,932	4.28	52,926	485	3.63
Total interest-bearing liabilities	$2,279,363	$15,452	2.74%	$2,250,699	$16,218	2.87%
Noninterest-bearing deposits	$733,613			$754,133
Net interest spread (TE)			3.10%			2.95%
Net interest margin (TE)			3.91%			3.82%

Noninterest Income

Noninterest income for the first quarter of 2025 totaled $4.0 million, up $380,000, or 10%, from the fourth quarter of 2024. The increase was related primarily to gain on sale of loans (up $315,000) and other income (up $132,000), which was partially offset by a reduction in gain on sale of assets, net (down $30,000) and service fees and charges (down $25,000) for the first quarter of 2025 compared to the fourth quarter of 2024.

Noninterest Expense

Noninterest expense for the first quarter of 2025 totaled $21.6 million, down $776,000, or 3%, from the fourth quarter of 2024. The decrease was primarily related to a decrease in compensation and benefits expense (down $662,000) and the absence of a provision to the allowance for credit losses on unfunded commitments ($240,000), which were partially offset by an increase in occupancy expense (up $219,000) during the first quarter of 2025.

Capital and Liquidity

At March 31, 2025, shareholders’ equity totaled $402.8 million, up $6.7 million, or 2%, compared to $396.1 million at December 31, 2024. The increase was primarily due to the the Company’s earnings of $11.0 million and a decrease in the accumulated other comprehensive loss on available for sale investments securities during the first quarter of 2025, which was partially offset by shareholder dividends and repurchases of shares of the Company's common stock. Preliminary Tier 1 leverage capital and total risk-based capital ratios were 11.48% and 14.58%, respectively, at March 31, 2025, compared to 11.38% and 14.51%, respectively, at December 31, 2024.

The following table summarizes the Company's primary and secondary sources of liquidity which were available at March 31, 2025.

(dollars in thousands)	March 31, 2025
Cash and cash equivalents	$110,662
Unencumbered investment securities, amortized cost	68,179
FHLB advance availability	1,140,061
Amounts available from unsecured lines of credit	55,000
Federal Reserve discount window availability	500
Total primary and secondary sources of available liquidity	$1,374,402

Dividend and Share Repurchases

The Company announces that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.27 per share payable on May 16, 2025, to shareholders of record as of May 5, 2025.

The Company also announced that the Board of Directors approved a new share repurchase plan (the “2025 Repurchase Plan”). Under the 2025 Repurchase Plan, the Company may purchase up to 400,000 shares, or approximately 5% of the Company’s outstanding common stock. Share repurchases under the 2025 Repurchase Plan may commence upon the completion of the Company’s 2023 Repurchase Plan. As of March 31, 2025, there were 138,315 shares remaining that may be repurchased under the 2023 Repurchase Plan. The repurchase plans do not include specific price targets and may be executed through the open market or privately-negotiated transactions depending upon market conditions and other factors. The repurchase plans have no time limit and may be suspended or discontinued at any time.

The Company repurchased 173,497 shares of its common stock during the first quarter of 2025 at an average price per share of $44.72. An additional 138,315 shares remain eligible for purchase under the 2023 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $50.82 and $40.13, respectively, at March 31, 2025.

Conference Call

Executive management will host a conference call to discuss first quarter 2025 results on Tuesday, April 22, 2025 at 10:30 a.m. CDT. Analysts, investors and interested parties may attend the conference call by dialing toll free 1.646.357.8785 (US Local/International) or 1.800.836.8184 (US Toll Free). The investor presentation can be accessed on the day of the presentation on the Home Bancorp, Inc. website at https://home24bank.investorroom.com.

A replay of the conference call and a transcript of the call will be posted to the Investor Relations page of the Company's website, https://home24bank.investorroom.com.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	Quarter Ended
(dollars in thousands, except per share data)	3/31/2025	12/31/2024	3/31/2024
Reported net income	$10,964	$9,673	$9,199
Add: Core deposit intangible amortization, net tax	231	250	279
Non-GAAP tangible income	$11,195	$9,923	$9,478

Total assets	$3,485,453	$3,443,668	$3,357,604
Less: Intangible assets	84,751	85,044	86,019
Non-GAAP tangible assets	$3,400,702	$3,358,624	$3,271,585

Total shareholders’ equity	$402,831	$396,088	$372,285
Less: Intangible assets	84,751	85,044	86,019
Non-GAAP tangible shareholders’ equity	$318,080	$311,044	$286,266

Return on average equity	11.02%	9.71%	9.98%
Add: Average intangible assets	3.23	2.99	3.42
Non-GAAP return on average tangible common equity	14.25%	12.70%	13.40%

Common equity ratio	11.56%	11.50%	11.09%
Less: Intangible assets	2.21	2.24	2.34
Non-GAAP tangible common equity ratio	9.35%	9.26%	8.75%

Book value per share	$50.82	$48.95	$45.73
Less: Intangible assets	10.69	10.51	10.56
Non-GAAP tangible book value per share	$40.13	$38.44	$35.17

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2024 describes some of these factors, including risk elements in the loan portfolio, risks related to our deposit activities, the level of the allowance for credit losses, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(dollars in thousands)	3/31/2025	12/31/2024	% Change	3/31/2024
Assets
Cash and cash equivalents	$110,662	$98,548	12%	$90,475
Investment securities available for sale, at fair value	400,553	402,792	(1)	421,813
Investment securities held to maturity	1,065	1,065	—	1,065
Mortgage loans held for sale	1,855	832	123	646
Loans, net of unearned income	2,747,277	2,718,185	1	2,621,690
Allowance for loan losses	(33,278)	(32,916)	1	(31,461)
Total loans, net of allowance for loan losses	2,713,999	2,685,269	1	2,590,229
Office properties and equipment, net	45,327	42,324	7	42,341
Cash surrender value of bank-owned life insurance	48,699	48,421	1	47,587
Goodwill and core deposit intangibles	84,751	85,044	—	86,019
Accrued interest receivable and other assets	78,542	79,373	(1)	77,429
Total Assets	$3,485,453	$3,443,668	1%	$3,357,604

Liabilities
Deposits	$2,827,207	$2,780,696	2%	$2,722,578
Other Borrowings	5,539	5,539	—	140,539
Subordinated debt, net of issuance cost	54,513	54,459	—	54,294
Federal Home Loan Bank advances	163,259	175,546	(7)	38,607
Accrued interest payable and other liabilities	32,104	31,340	2	29,301
Total Liabilities	3,082,622	3,047,580	1	2,985,319

Shareholders' Equity
Common stock	79	81	(2)	81
Additional paid-in capital	167,231	168,138	(1)	166,160
Common stock acquired by benefit plans	(1,250)	(1,339)	7	(1,607)
Retained earnings	261,856	259,190	1	241,152
Accumulated other comprehensive loss	(25,085)	(29,982)	16	(33,501)
Total Shareholders' Equity	402,831	396,088	2	372,285
Total Liabilities and Shareholders' Equity	$3,485,453	$3,443,668	1%	$3,357,604

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	3/31/2025	12/31/2024	% Change	3/31/2024	% Change
Interest Income
Loans, including fees	$44,032	$43,978	—%	$40,567	9%
Investment securities	2,664	2,703	(1)	2,788	(4)
Other investments and deposits	505	1,123	(55)	771	(35)
Total interest income	47,201	47,804	(1)	44,126	7
Interest Expense
Deposits	12,622	13,606	(7)%	12,132	4%
Other borrowings	53	1,279	(96)	1,486	(96)
Subordinated debt expense	845	848	—	845	—
Federal Home Loan Bank advances	1,932	485	298	762	154
Total interest expense	15,452	16,218	(5)	15,225	1
Net interest income	31,749	31,586	1	28,901	10
Provision for loan losses	394	873	(55)	141	179
Net interest income after provision for loan losses	31,355	30,713	2	28,760	9
Noninterest Income
Service fees and charges	1,309	1,334	(2)%	1,254	4%
Bank card fees	1,578	1,586	(1)	1,575	—
Gain on sale of loans, net	377	62	508	87	333
Income from bank-owned life insurance	278	282	(1)	266	5
Gain on sale of assets, net	9	39	(77)	6	50
Other income	458	326	40	361	27
Total noninterest income	4,009	3,629	10	3,549	13
Noninterest Expense
Compensation and benefits	12,652	13,314	(5)%	12,170	4%
Occupancy	2,561	2,342	9	2,454	4
Marketing and advertising	429	667	(36)	466	(8)
Data processing and communication	2,642	2,526	5	2,514	5
Professional fees	405	416	(3)	475	(15)
Forms, printing and supplies	200	214	(7)	205	(2)
Franchise and shares tax	476	400	19	488	(2)
Regulatory fees	516	483	7	469	10
Foreclosed assets, net	227	125	82	65	249
Amortization of acquisition intangible	293	317	(8)	353	(17)
Provision for credit losses on unfunded commitments	—	240	(100)	—	—
Other expenses	1,178	1,311	(10)	1,209	(3)
Total noninterest expense	21,579	22,355	(3)	20,868	3
Income before income tax expense	13,785	11,987	15	11,441	20
Income tax expense	2,821	2,314	22	2,242	26
Net income	$10,964	$9,673	13%	$9,199	19%

Earnings per share - basic	$1.38	$1.22	13%	$1.15	20%
Earnings per share - diluted	$1.37	$1.21	13%	$1.14	20%

Cash dividends declared per common share	$0.27	$0.26	4%	$0.25	8%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	3/31/2025	12/31/2024	% Change	3/31/2024	% Change
EARNINGS DATA
Total interest income	$47,201	$47,804	(1)%	$44,126	7%
Total interest expense	15,452	16,218	(5)	15,225	1
Net interest income	31,749	31,586	1	28,901	10
Provision for loan losses	394	873	(55)	141	179
Total noninterest income	4,009	3,629	10	3,549	13
Total noninterest expense	21,579	22,355	(3)	20,868	3
Income tax expense	2,821	2,314	22	2,242	26
Net income	$10,964	$9,673	13	$9,199	19

AVERAGE BALANCE SHEET DATA
Total assets	$3,449,472	$3,439,925	—%	$3,333,883	3%
Total interest-earning assets	3,240,619	3,232,896	—	3,132,622	3
Total loans	2,745,212	2,686,188	2	2,602,941	5
PPP loans	1,320	2,742	(52)	5,393	(76)
Total interest-bearing deposits	2,038,681	2,035,579	—	1,937,646	5
Total interest-bearing liabilities	2,279,363	2,250,699	1	2,189,597	4
Total deposits	2,772,295	2,789,712	(1)	2,680,909	3
Total shareholders' equity	403,504	396,163	2	370,761	9

PER SHARE DATA
Earnings per share - basic	$1.38	$1.22	13%	$1.15	20%
Earnings per share - diluted	1.37	1.21	13	1.14	20
Book value at period end	50.82	48.95	4	45.73	11
Tangible book value at period end	40.13	38.44	4	35.17	14
Shares outstanding at period end	7,926,331	8,091,522	(2)	8,140,380	(3)
Weighted average shares outstanding
Basic	7,949,477	7,944,629	—%	7,984,317	—%
Diluted	8,026,815	7,993,852	—	8,039,505	—

SELECTED RATIOS (1)
Return on average assets	1.29%	1.12%	15%	1.11%	16%
Return on average equity	11.02	9.71	13	9.98	10
Common equity ratio	11.56	11.50	1	11.09	4
Efficiency ratio (2)	60.35	63.48	(5)	64.31	(6)
Average equity to average assets	11.70	11.52	2	11.12	5
Tier 1 leverage capital ratio (3)	11.48	11.38	1	11.19	3
Total risk-based capital ratio (3)	14.58	14.51	—	14.39	1
Net interest margin (4)	3.91	3.82	2	3.64	7

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	9.35%	9.26%	1%	8.75%	7%
Return on average tangible common equity (6)	14.25	12.70	12	13.40	6

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	3/31/2025			12/31/2024			3/31/2024
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1)
Nonaccrual loans	$13,090	$5,880	$18,970	$8,991	$4,591	$13,582	$11,232	$4,139	$15,371
Accruing loans 90 days or more past due	77	—	77	16	—	16	4,978	—	4,978
Total nonperforming loans	13,167	5,880	19,047	9,007	4,591	13,598	16,210	4,139	20,349
Foreclosed assets and ORE	2,424	—	2,424	1,963	47	2,010	1,539	62	1,601
Total nonperforming assets	$15,591	$5,880	$21,471	$10,970	$4,638	$15,608	$17,749	$4,201	$21,950

Nonperforming assets to total assets			0.62%			0.45%			0.65%
Nonperforming loans to total assets			0.55			0.39			0.61
Nonperforming loans to total loans			0.69			0.50			0.78

(1)It is our policy to cease accruing interest on loans 90 days or more past due, with certain limited exceptions. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION - CONTINUED
(Unaudited)
	3/31/2025			12/31/2024			3/31/2024
	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
ALLOWANCE FOR CREDIT LOSSES
One- to four-family first mortgage	$4,459	$—	$4,459	$4,430	$—	$4,430	$3,275	$—	$3,275
Home equity loans and lines	795	—	795	801	—	801	701	—	701
Commercial real estate	13,478	439	13,917	13,321	200	13,521	14,863	200	15,063
Construction and land	5,383	—	5,383	5,484	—	5,484	5,287	—	5,287
Multi-family residential	1,088	—	1,088	1,090	—	1,090	584	—	584
Commercial and industrial	6,413	326	6,739	6,613	248	6,861	5,733	73	5,806
Consumer	756	141	897	729	—	729	745	—	745
Total allowance for loan losses	$32,372	$906	$33,278	$32,468	$448	$32,916	$31,188	$273	$31,461

Unfunded lending commitments(2)	2,700	—	2,700	2,700	—	2,700	2,594	—	2,594
Total allowance for credit losses	$35,072	$906	$35,978	$35,168	$448	$35,616	$33,782	$273	$34,055

Allowance for loan losses to nonperforming assets			154.99%			210.89%			143.33%
Allowance for loan losses to nonperforming loans			174.72%			242.07%			154.61%
Allowance for loan losses to total loans			1.21%			1.21%			1.21%
Allowance for credit losses to total loans			1.31%			1.31%			1.30%

Year-to-date loan charge-offs			$226			$1,285			$241
Year-to-date loan recoveries			194			249			24
Year-to-date net loan charge-offs			$(32)			$(1,036)			$(217)
Annualized YTD net loan charge-offs to average loans			—%			(0.04)%			(0.03)%
(2)The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.